EXHIBIT 99.1

Press Release dated March 21, 2001, of Darden Restaurants, Inc.

                    DARDEN RESTAURANTS REPORTS THIRD QUARTER
                     EARNINGS PER DILUTED SHARE OF 40 CENTS

ORLANDO, FL -Darden Restaurants, Inc. today reported earnings per diluted share of 40 cents for its third quarter, which ended February 25, 2001, on sales of $988.6 million. Strong same-restaurant sales growth at its flagship Red Lobster and Olive Garden restaurants drove Darden's results. Last year, third quarter earnings per diluted share were 36 cents on sales of $917.5 million.

"Our solid financial performance this quarter is particularly pleasing," said Joe R. Lee, Chairman and Chief Executive Officer. "We were able to rebound from difficult weather challenges in December with a very strong January and February. Our excellent performance this quarter, despite a more uncertain economic environment, is a testament to the power of the positive long-term trends fueling the growth of casual dining. It also shows that Darden is strongly positioned to take advantage of these trends. I'm delighted with the direction of Red Lobster and Olive Garden and excited about our emerging brands, Bahama Breeze and Smokey Bones BBQ Sports Bar. We are focused on delivering a compelling combination of continued same-restaurant sales growth and sustained new restaurant growth."

Highlights for the quarter ended February 25, 2001, include the following:

o Earnings after tax in the third quarter were $49.5 million, or 40 cents per diluted share, on sales of $988.6 million. Last year, earnings after tax were $46.9 million, or 36 cents per diluted share, on sales of $917.5 million.

o Olive Garden had a 5.6% increase in same-restaurant sales, its 26th consecutive quarter of comparable-restaurant sales growth.

o    Red  Lobster's   5.5%   same-restaurant   sales  increase  in  the  quarter
     represented its 13th consecutive quarter of comparable restaurant sales growth.

o Bahama Breeze opened four restaurants during the quarter, bringing its total restaurants in operation to 19. We have seven more Bahama Breeze restaurants under construction and three may open this fiscal year.

o Smokey Bones BBQ Sports Bar opened one restaurant during the quarter, bringing the total number in operation to five in four different markets. We expect to open four more Smokey Bones restaurants this fiscal year.

o Darden purchased 1.9 million shares of its common stock in the quarter.
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

Operating Highlights

OLIVE GARDEN'S third quarter sales of $422.6 million were 6.8% above prior year, propelled by its 5.6% same-restaurant sales increase. This is the 26th consecutive quarter of same-restaurant sales growth for Olive Garden, and comes on top of an 8.3% third quarter increase last year. Contributing to Olive Garden's sales growth was strong guest response to its "Chicken Scampi", "Homemade Hot Soups", and "Seafood Alfredo/Chicken Alfredo" promotions, an increase of over 20% in wine sales and a higher check average due to other menu-mix and pricing changes. Lower food and beverage and labor costs as a percentage of sales were partially offset by the increased restaurant expenses Olive Garden experienced as a result of appreciably higher year-over-year utility costs.

"We are pleased with this quarter's strong financial results," said Brad Blum, President of Olive Garden. "The Olive Garden team has done a great job of improving every facet of the dining experience we offer. The entire company is guided by our desire to be a family of local restaurants delivering fresh, simple and delicious Italian food, great wines and superior service to delight every guest with a genuine Italian dining experience. Our results demonstrate the power of a strong brand that appeals to a broad base of consumers who feel welcome, special and appreciated. We're convinced this will serve us even better in an environment of economic uncertainty."

RED LOBSTER'S third quarter sales of $539.8 million were 6.2% above prior year, driven by its 5.5% same-restaurant sales increase - its 13th consecutive quarter of growth. Last year, Red Lobster's third quarter same-restaurant sales growth was 5.0%. This year's sales improvement was generated by increased same-restaurant guest traffic, due in part to Red Lobster's successful "Pound of Crab" promotion in January and February, and by check average growth as a result of an increase in alcoholic beverage sales, pricing and menu-mix changes. With the increased sales, Red Lobster saw improvements in food and beverage, labor, and selling, general and administrative expenses on a percentage of sales basis. These efficiencies were largely offset by an increase in restaurant expenses that stemmed primarily from unfavorable utility costs.

"I'm really proud of our leadership teams and frontline crew," said Dick Rivera, President of Red Lobster. "We were able to post solid third quarter gains over last year despite harsh weather, economic uncertainty, utility cost increases and unfavorable year-over-year seafood costs. We met these challenges by remaining focused on bringing a fresh approach to casual dining featuring great seafood, good times and hospitality. We are offering guests more appealing food and more attentive service, and this quarter's success is evidence we're doing a better and better job of it."

BAHAMA BREEZE continued to produce impressive sales results during the quarter, and opened new restaurants in Lake Buena Vista (Orlando), Pembroke Pines (Miami), Cincinnati and Livonia (Detroit). We have seven more restaurants under construction, and three may open this fiscal year in Rochester, NY, Las Vegas and Phoenix.
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

SMOKEY BONES BBQ SPORTS BAR opened one restaurant in the third quarter, in Dartmouth, MA, bringing the total number of restaurants in operation to five. Since the end of the fiscal quarter, restaurants have opened in Aurora (Chicago), and Springfield, MA. Two more Smokey Bones restaurants are under construction and are expected to open this fiscal year. These will be in Pontiac (Detroit) and Fairview Heights (St. Louis).

Other Actions

Darden continued the buyback of its common stock, purchasing 1.9 million shares in the third quarter. Cumulatively, since its repurchase program commenced in
December 1995, the Company has repurchased 50.5 million shares under authorizations totaling 64.6 million shares.

The Board of Directors declared the Company's regular 4 cents per share semi-annual dividend, payable May 1, 2001, to shareholders of record on April 10, 2001.

The Board of Directors also elected former U.S. Senator Connie Mack, III a director. Senator Mack retired from public office in January 2001, when his second term expired. Prior to his service in the U.S. Senate, he served three terms in the U.S. House of Representatives and worked for 16 years as a community banker in Lee County, FL. Senator Mack recently became Chairman of the Board of the H. Lee Moffitt Cancer Center in Tampa, FL. "We are extremely honored and excited to welcome Connie to our board," said Lee. "His years of experience in the political arena and in the banking industry, as well as his proven leadership skills as someone who has great integrity, is highly respected and well liked, will be a tremendous asset to our Company."

Darden Restaurants, Inc., headquartered in Orlando, FL, owns and operates Red Lobster, Olive Garden, Bahama Breeze and Smokey Bones BBQ restaurants with annual sales of nearly $4 billion.

Forward-looking statements in this news release, if any, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements, including the impact of changing economic or business conditions, the impact of competition, the availability of favorable credit and trade terms, the impact of changes in the cost or availability of food and real estate, government regulation, construction costs, weather conditions and other factors discussed from time to time in reports filed by the company with the Securities and Exchange Commission.

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

                             DARDEN RESTAURANTS, INC.
                              NUMBER OF RESTAURANTS

         02/27/00                                              02/25/01

               619          Red Lobster USA                      623
                32          Red Lobster Canada                    32
                --                                                --
               651          Total Red Lobster                    655

               459         Olive Garden USA                      464
                 5         Olive Garden Canada                     5
                --                                                --
               464           Total Olive Garden                  469

                10         Bahama Breeze                          19

                 1         Smokey Bones BBQ Sports Bar             5
                --                                                --

             1,126           Total Restaurants                 1,148


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